News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Paul Clemens (Investors) EVP and Chief Financial Officer First Midwest Bancorp, Inc. (630) 875-7347 paul.clemens@firstmidwest.com
TRADED:	NASDAQ Global Select Market	James M. Roolf (Media) SVP First Midwest Bancorp, Inc. (815) 774-2071
SYMBOL:	FMBI
jim.roolf@firstmidwest.com
www.firstmidwest.com

FIRST MIDWEST BANCORP, INC. REPURCHASES WARRANT FROM U.S. TREASURY

ITASCA, IL, December 22, 2011 – First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) (NASDAQ NGS: FMBI) announced today that it has repurchased the warrant the Company issued to the United States Department of the Treasury (“Treasury”) as a part of the Capital Purchase Program (“CPP”). First Midwest and the Treasury agreed upon a repurchase price of $900,000 for the warrant, which had entitled the Treasury to purchase approximately 1.3 million shares of First Midwest common stock.

On November 28, 2011, the Company announced that it repurchased all of the Company’s $193 million of Series B Cumulative Perpetual Preferred Stock that was sold to the Treasury under the CPP.  As a result of the warrant repurchase, the Company has repurchased all securities issued to the Treasury under the CPP.

About the Company

First Midwest, with assets of 8.4 billion, is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of business, retail banking and trust and investment management services through some 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois and eastern Iowa. First Midwest was recently recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest” according to the J.D. Power and Associates 2011 Retail Banking Satisfaction StudySM.  Additionally, First Midwest has been recognized by the Chicago Tribune for the second straight year as one of the top 20 best places to work in Chicago among large employers.

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